Exhibit 99.1
Retail Ventures, Inc. Reports Third Quarter Operating Results
Columbus, Ohio, December 8, 2010 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced its consolidated financial results for the third quarter ended October 30, 2010.
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The income (loss) from continuing operations for the quarter ended October 30, 2010 was a profit of $7.9 million on net sales of $489.3 million, compared to a loss of $3.9 million on net sales of $444.6 million for the quarter ended October 31, 2009. DSW same store sales increased 10.1% during the third quarter versus an increase of 8.7% last year.

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Diluted (loss) earnings per share from continuing operations attributable to Retail Ventures, Inc. common shareholders was $0.11 for the quarter ended October 30, 2010 compared with diluted loss per share from continuing operations attributable to Retail Ventures, Inc. of $0.28 per share for the quarter ended October 31, 2009.

Retail Ventures, Inc. is a holding company whose subsidiary, DSW, is a leading United States branded footwear specialty retailer operating as of October 30, 2010, 313 DSW shoe stores in 39 states. DSW also supplies shoes, under supply arrangements, to 351 locations for other retailers in the United States and operates dsw.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that could cause our future financial performance in fiscal 2010 and beyond to differ materially from those expressed or implied in any such forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s latest quarterly or annual report, as filed with the SEC. These factors include, but are not limited to: our ability to manage and enhance liquidity; DSW’s success in opening and operating new stores on a timely and profitable basis; continuation of DSW’s supply agreements and the financial condition of its leased business partners; DSW maintaining good relationships with its vendors; DSW’s ability to anticipate and respond to fashion trends; fluctuation of DSW’s comparable store sales and quarterly financial performance; the realization of our bankruptcy claims related to liquidating Filene’s Basement and Value City; the impact of the disposition of Filene’s Basement and of a majority interest in Value City and the reliance on remaining subsidiaries to pay indebtedness and intercompany service obligations; the risk of Value City and liquidating Filene’s Basement not paying us or their creditors, for which Retail Ventures may have some liability; the risk of new Filene’s Basement not paying obligations related to the assets it has assumed from liquidating Filene’s Basement if such obligations are subject to ongoing guarantee by us; the impact of Value City and Filene’s Basement on our liquidity; disruption of DSW’s distribution operations; our dependence on DSW for key services; failure to retain our key executives or attract qualified new personnel; DSW’s competitiveness with respect to style, price, brand availability and customer service; uncertain general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of dsw.com; lease of an office facility; risks related to our cash and investments and various risks associated with the Value City bankruptcy proceedings. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
SOURCE: Retail Ventures, Inc.
Contact: Jim McGrady, Chief Financial Officer — (614) 238-4105

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	October 30,	January 30,
	2010	2010

ASSETS
Cash and equivalents	$113,927	$141,773
Short-term investments	206,065	164,265
Accounts receivable, net	11,631	6,663
Inventories	332,446	262,284
Prepaid expenses and other current assets	30,218	22,478
Deferred income taxes	34,571	29,560

Total current assets	728,858	627,023

Property and equipment, net	208,804	208,813
Goodwill	25,899	25,899
Conversion feature of long-term debt		28,029
Deferred income taxes and other assets	36,182	13,701

Total assets	$999,743	$903,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$139,933	$121,277
Accrued expenses	110,718	113,474
Current maturities of long-term obligations	131,519
Warrant liability	34,328	23,068
Conversion feature of short-term debt	6,553

Total current liabilities	423,051	257,819

Long-term obligations		129,757
Deferred income taxes and other non current liabilities	114,170	112,599

Total Retail Ventures’ shareholders’ equity	227,591	205,869
Noncontrolling interests	234,931	197,421

Total shareholders’ equity	462,522	403,290

Total liabilities and shareholders’ equity	$999,743	$903,465

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	$489,269	$444,621	$1,353,926	$1,199,957
Cost of sales	(268,485)	(238,549)	(737,626)	(666,416)

Gross profit	220,784	206,072	616,300	533,541
Selling, general and administrative expenses	(171,883)	(164,862)	(479,947)	(531,140)
Change in fair value of derivative instruments	(31,681)	(30,701)	(45,843)	(40,778)

Operating profit (loss)	17,220	10,509	90,510	(38,377)
Interest expense, net	(2,077)	(2,610)	(7,361)	(7,787)
Non-operating income (expense), net	1,500	(754)	1,500	(621)

Income (loss) from continuing operations before income taxes	16,643	7,145	84,649	(46,785)
Income tax expense	(8,726)	(11,079)	(38,532)	(13,507)

Income (loss) from continuing operations	7,917	(3,934)	46,117	(60,292)
Total income (loss) from discontinued operations, net of tax	2,191	(295)	5,161	44,664

Net income (loss)	10,108	(4,229)	51,278	(15,628)
Less: net income attributable to the noncontrolling interests	(13,428)	(9,900)	(33,642)	(15,359)

Net (loss) income attributable to Retail Ventures, Inc.	$(3,320)	$(14,129)	$17,636	$(30,987)

Basic and diluted (loss) earnings per share:

Basic (loss) earnings per share from continuing operations attributable to Retail Ventures, Inc. common shareholders	$(0.11)	$(0.28)	$0.25	$(1.55)
Diluted (loss) earnings per share from continuing operations attributable to Retail Ventures, Inc. common shareholders	$(0.11)	$(0.28)	$0.25	$(1.55)
Basic earnings (loss) per share from discontinued operations attributable to Retail Ventures, Inc. common shareholders	$0.04	$(0.01)	$0.11	$0.91
Diluted earnings (loss) per share from discontinued operations attributable to Retail Ventures, Inc. common shareholders	$0.04	$(0.01)	$0.10	$0.91
Basic (loss) earnings per share attributable to Retail Ventures, Inc. common shareholders	$(0.07)	$(0.29)	$0.36	$(0.63)
Diluted (loss) earnings per share attributable to Retail Ventures, Inc. common shareholders	$(0.07)	$(0.29)	$0.36	$(0.63)

Shares used in per share calculations:
Basic	49,037	48,938	49,028	48,855
Diluted	49,037	48,938	49,315	48,855

Amounts attributable to Retail Ventures, Inc. common shareholders:
(Loss) income from continuing operations, net of tax	$(5,511)	$(13,834)	$12,475	$(75,651)
Discontinued operations, net of tax	2,191	(295)	5,161	44,664

Net (loss) income	$(3,320)	$(14,129)	$17,636	$(30,987)

SOURCE: Retail Ventures, Inc.